Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No 333-128736) and related prospectus of Texas Industries, Inc. for the registration of $250 million aggregate principal amount of 7 1/4% Senior Notes due 2013 and to the incorporation by reference therein of our reports (a) dated August 10, 2005, except as to the matters discussed in the last paragraph of the “Discontinued Operations” footnote, as to which the date is November 11, 2005, with respect to the consolidated financial statements of Texas Industries, Inc. included in its Current Report (Form 8-K) dated November 15, 2005, and (b) dated August 10, 2005, with respect Texas Industries, Inc. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Texas Industries, Inc., included in its Annual Report (Form 10-K) for the year ended May 31, 2005, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
November 15, 2005